Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
APRIL 7, 2015

CHESAPEAKE ENERGY CORPORATION APPOINTS
KIMBERLY K. QUERREY TO BOARD OF DIRECTORS

OKLAHOMA CITY, April 7, 2015 - Chesapeake Energy Corporation (NYSE:CHK) announced today that Kimberly K. Querrey has been appointed to the Board of Directors effective immediately. Querrey will serve as a member of the Audit Committee and will stand for re-election at the 2015 annual meeting of shareholders on May 22.

Chairman Archie Dunham commented, “With her extensive financial experience and environmental, health and safety background, Kimberly will be a terrific resource for our Board and management team. We are pleased to welcome Kimberly and are confident that her insight will benefit the company and all of our shareholders.”

Querrey is the co-founder of SQ Advisors, LLC, a registered investment advisor, and has been its President and Managing Member since August 2010. Previously, she was the President of Querrey Enterprises, an international business operations and environmental, health and safety consulting firm, from 2000 to 2010. From 1990 to 2000, Querrey held a variety of operational and environmental, health and safety positions at IMCO Recycling (formerly NYSE:IMR) and Occidental Chemical Corporation, a subsidiary of Occidental Petroleum Corporation (NYSE:OXY). From 1984 to 1990, she was the Director of Environmental, Health and Safety at Western Michigan University. Querrey was a Director of Mekong Capital, a Vietnam-focused private equity firm, from 2009 to 2012, and International Dispensing Corporation, a food and beverage packaging company, from 2009 to 2012, and is a member of the Council on Foreign Relations.

“It is an honor to join the Board of one of the nation’s leading energy producers, especially during a time of such great opportunity for the company,” said Querrey. “I look forward to working with the Board and management team to deliver value for our shareholders and stakeholders.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the U.S. The company also owns substantial marketing and compression businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154